Exhibit 4.3
                                                                     -----------

                                  AMENDMENT 3
                        PCS U.S. EMPLOYEES' SAVINGS PLAN

         THIS AMENDMENT, made and entered into this ____ day of February, 2002, and effective as set forth herein, by PCS Administration (USA), Inc. (the "Sponsor");

                                   WITNESSETH:

         WHEREAS, the Sponsor has previously adopted the PCS U.S. Employees' Savings Plan (the "Plan") for the benefit of its eligible employees and the eligible employees of Affiliated Employers, as last amended and restated effective January 1, 1999, except where otherwise stated;

          WHEREAS, pursuant to Section 12.1 of the Plan, the Sponsor reserves the right to amend or modify the Plan at any time;

         WHEREAS, pursuant to Section 12.3 of the Plan, the Sponsor has authorized its employee benefits committee to amend the Plan if certain conditions are met, all of which are present here; and

         WHEREAS, a favorable letter of determination with respect to the tax-qualified status of the Plan, as amended and restated, was issued by the Internal Revenue Service on November 13, 2001, subject to the adoption of certain amendments required by the Internal Revenue Service with respect to the Plan;

         WHEREAS, in order to rely on the favorable letter of determination issued by the Internal Revenue Service on November 13, 2001, it has become necessary to amend the Plan as required by the Internal Revenue Service, which amendment has been approved by the Internal Revenue Service.

         NOW, THEREFORE, in consideration of the premises herein contained, the Plan is hereby amended as follows:

         1. Section 1.1 of the Plan is hereby amended by adding the following to the end of the Section:

         "The Plan is hereby amended and restated in its entirety effective as of January 1, 1999, except where otherwise stated. The family member aggregation rules formerly found in the Plan have been removed effective January 1, 1997.

         The rights of any person who terminates employment, including his eligibility for benefits, if any, and the time and form in which benefits will be paid, shall be determined solely under the terms of the Plan as in effect on the date of such person's termination of employment as determined by the Committee."

         2. Subsection 2.1(k)(2) of the Plan is hereby amended by adding the following to the end of the subsection:

         "For this purpose, base pay means the base rate of pay on an hourly or salaried basis, as applicable, to an Employee by or on behalf of an Employer while a Participant (including any amounts which would have been paid to such individual if he had not been subject to a Compensation Reduction Agreement) for services rendered to the Employer, excluding all forms of additional pay such as special pay, deferred compensation, bonuses, overtime pay, shift differential, incentive compensation, severance pay, retainers or fees under contract, commissions and the Employer's cost for (or amounts received under) any public or private employee benefit plan including this Plan, under rules or practices uniformly and consistently applied to all Employees similarly situated."

         3. Section 2.1(k)(3) is amended by deleting the section in its entirety and inserting in lieu thereof the following:

         "(3) Elective Contributions. Compensation shall include elective contributions paid under a Compensation Reduction Agreement or similar agreement pursuant to Code sections 125 or 401(k), or, effective for plan years beginning after December 31, 1997, Code section 132(f)(4)."

         4. Section 2.1(x)(2) of the Plan shall be amended by deleting that section in its entirety and substituting in lieu thereof the following:

         "(2) for the preceding Plan Year, had Compensation from the Employer and Affiliates in excess of $80,000 (as adjusted for changes in the cost of living)."

         5. Section 2.1(bb)(1) of the Plan is hereby amended by deleting the first paragraph of the section in its entirety and inserting in lieu thereof the following:

          "(1) In General. Effective as of January 1, 1997, `Leased Employee' means a person who is not a common law Employee of an Employer or an Affiliate, but who provides services to an Employer or an Affiliate (`Recipient') and--"

         6. Section 3.2(b) of the Plan is hereby amended by deleting the subsection in its entirety and inserting in lieu thereof the following:

            "(b) Cancellation of Eligibility Service and Reemployment. An
                 Employee's Eligibility Service will be canceled if he or she incurs a `one-year break in service.' For the purpose of this subsection, a one-year break in service will occur if an Employee is credited with less than 501 hours of service in a twelve consecutive month period. The twelve-consecutive month period is the same twelve consecutive month period for which the Plan measures service for the eligibility computation period. If the Employee who has incurred a one-year break in service returns to employment with an Employer or an Affiliate, the Employee will be credited with his or her prior Eligibility Service effective as of the first Hour of Service following reemployment unless (1) at the time the Employee terminated employment, the Employee did not have a vested interest in any portion of the Employer Contributions Account and (2) the number of the Employee's one-year breaks in service equals or exceeds the greater of five or the number of his or her years of credited Eligibility Service at termination of employment. If a rehired Employee is not recredited with his or her prior years of Eligibility Service, the Employee will be treated as a new Employee."

         7. Section 3.2 of the Plan is hereby amended by adding the following new subsection 3.2(c) which shall read as follows:

            "(c) Maternity/Paternity Leave. In the case of an Employee who is absent from work for maternity or paternity reasons, the twelve-consecutive month period beginning on the first anniversary of the first date of such absence shall not constitute a one-year break in service. The break in service shall begin to be measured from the second anniversary of the date such maternity or paternity leave began. For purposes of this Section, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement."

         8. Subsection 4.1(b) of the Plan is hereby amended by adding the following as the third sentence of the subsection:

         "The Employer shall contribute to the Plan on behalf of the Participant an amount equal to 100 percent of the amount of the reduction in Compensation pursuant to this paragraph."

         9. Subsection 4.2(a) of the Plan is hereby amended by deleting the third sentence of the subsection in its entirety and inserting in lieu thereof the following:

         "The Employer shall contribute to the Plan on behalf of the Participant an amount equal to 100 percent of the amount of the reduction in Compensation pursuant to this paragraph."

         10. Subsection 4.2(b) of the Plan is hereby amended by adding the following as the third sentence of the subsection:

         "The Employer shall contribute to the Plan on behalf of the Participant an amount equal to 100 percent of the amount of the reduction in Compensation pursuant to this paragraph."

         11. Section 4.8(b) of the Plan is hereby amended by deleting in its entirety the paragraph immediately following paragraph (2) of the section and inserting in lieu thereof the following:

         "Such ratios and the Actual Contribution Percentage for each group shall be calculated to the nearest one-hundredth of 1 percent of an Eligible Employee's Compensation, and shall be calculated by taking into account all Eligible Employees."

         12. Subsection 4.8(b) of the Plan is hereby amended by adding the following to the end of the subsection:

         "In the event that this Plan satisfies the requirements of sections 410(b) and 401(a)(4) of the Code only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of sections 410(b) and 401(a)(4) of the Code only if aggregated with this Plan, then the contribution percentages of Participants shall be determined as if all such plans were a single plan."

         13. Subject to approval by the Internal Revenue Service, subsection 4.8(d) shall be amended by adding a new subsection 4.8(d)(3) which shall read as follows:

         "(3) To determine the amount of the corrective distribution required under this Section, the Committee must calculate the allocable income for the Plan Year in which the excess contributions arose. `Allocable income' means net income or net loss. To calculate allocable income for the Plan Year, the Committee will use a uniform and nondiscriminatory method which reasonably reflects the manner used by the Plan to allocate income to Participants' Accounts."

         14. Section 4.9(a) of the Plan is hereby amended by deleting the first paragraph of the section in its entirety and inserting in lieu thereof the following:

             "(a) General Limitation. For each Limitation Year beginning after
                  December 31, 1994, the Annual Addition (as defined in subsection (c) below) for a Participant shall not exceed the lesser of--"

         15. Subsection 6.1(a) of the Plan is hereby amended by deleting the first paragraph of the subsection in its entirety and inserting in lieu thereof the following:

             "(a) In General. Except as otherwise provided in this section, a
                  Participant who terminates employment with all Employers and Affiliates or ceases active employment on account of a Disability may receive a distribution of the balance credited to his Account in one of the forms of payment listed in section 6.3. A Participant's vested balance credited to his Account shall be distributed to him no later than 60 days after the close of the Plan Year in which occurs the latest of his Normal Retirement Date, the tenth anniversary of the year in which he commenced participation in the Plan, or the date of his termination of employment, unless the Participant affirmatively elects to delay distribution as provided in paragraph (b)(1) below. A Participant who attains age 70-1/2 must start benefit payments no later than the Required Beginning Date as defined below."

         16. Section 6.2 of the Plan is hereby renamed "Distributions Upon Death of Participant."

         17. Subsection 6.2(a) of the Plan is hereby amended by adding the following as the second paragraph of the subsection:

         "In the event of the death of a Participant after distribution payments have commenced (or the death of his spouse if distribution has commenced to such spouse), the Participant's remaining Account must be distributed to the Participant's Beneficiaries at least as rapidly as under the method of distribution that was in effect at the date of his death."

         18. Subsection 6.2(a) of the Plan is hereby further amended by adding the following to the end of the subsection:

         "All distributions required under this Section 6.2 shall be determined and made in accordance with the regulations under section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirement of Treasury Regulation 1.401(a)(9)-2."

         19. Subsection 6.2(c)(2) of the Plan is hereby amended by deleting the first sentence of the subsection in its entirety and inserting in lieu thereof the following:

         "The Participant may reject the Preretirement Spouse's Annuity by designating a nonspouse Beneficiary in writing and may revoke such rejection by written notice at any time and any number of times during the election period."

         20. Subsection 6.3(b)(6) of the Plan is hereby amended by deleting the subsection in its entirety and inserting in lieu thereof the following:

         "(6) Joint and Spouse's Annuity Option. An immediate annuity contract that is a Joint and Survivor Annuity where the Beneficiary is the spouse to whom the Participant was married at the Annuity Starting Date."

         21. Subsection 6.4(a)(1) of the Plan is hereby amended by adding the following to the end of the subsection:

         "A revocation of a prior waiver may be made by a Participant without the consent of the spouse at any time before the commencement of benefits. The number of revocations shall not be limited. No consent obtained under this provision shall be valid unless the Participant has received notice as provided in subsection 6.4(d) below."

         22. Subsection 11.1(b) of the Plan is hereby amended by adding a new subsection 11.1(b)(3) which shall read as follows:

         "(3) Solely for the purpose of determining if the Plan, or any other plan included in an Aggregation Group of which this Plan is a part, is top-heavy, the accrued benefit of an Employee other than a Key Employee, shall be determined (a) under the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employer, or if there is no such method, then (b) as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rule of section 411(b)(1)(C)
            of the Code."

         23. Subsection 11.4(a) of the Plan is hereby amended by deleting the subsection in its entirety and inserting in lieu thereof the following:

         "(a) General. For Limitation Years beginning before 2000, if the Plan is determined to be top-heavy for a Plan Year, sections 4.9(b)(2)
             (A) and 4.9(b)(3)(A) shall be applied by substituting `l.0' for `1.25' in determining a Participant's Defined Benefit Fraction and Defined Contribution Fraction."

         IN WITNESS WHEREOF, the Sponsor has caused this Amendment to be executed by its duly authorized officers and its corporate seal to be hereunto affixed, all as of the day and year first above written.

                                         PCS ADMINISTRATION (USA), INC.


                                         By: /s/ Jane Irwin
                                            -----------------------------
                                            Name:  Jane Irwin
                                            Title: Chair, Employee Benefits
                                                   Committee

                                       Date: 2/04/02
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